Leatt Corp Announces First Quarter 2019 Results

Revenues increase to $6.1 million; strong international sales quarter on quarter

CAPE TOWN, South Africa, (May 13, 2019) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the first quarter ending March 31, 2019. All financial numbers are in U.S. dollars.

First Quarter 2019 Highlights

  Revenues increased by 11%, to $6.1 million

  Knee brace sales volume increased by 49%

  Helmet revenues increased by 9%; strong demand continues

  Other Products, Parts and Accessories category increases by 99% on strong demand for new line of goggles

  Successful global launch of Leatt Velocity 6.5 line of goggles; awarded product of the month in April 2019 by Descend Mountain Bike

Leatt CEO, Sean Macdonald, said, "Revenue for the first quarter, traditionally the most challenging quarter of the year for us, was $6.1 million, representing an 11 percent increase over the 2018 first quarter. International sales continued to grow consistently, quarter over quarter, while U.S. sales for the first quarter contracted due mainly to extreme weather conditions in February and March that caused headwinds for our retail partners. Our early revenues in the U.S. for the second quarter have already rebounded and returned to more stable trading conditions, and we are confident that the momentum we achieved in the marketplace throughout 2018 remains intact.

Mr. Macdonald added, "We are very pleased with the sales performance of our new Velocity 6.5 line of goggles that helped us achieve a 99% increase in our other products, parts and accessories category.  Our full range of goggles are available in a variety of colors that are designed to function in all conditions.  They were developed with WideVision anti-glare and anti-fog technology and are bullet-proof in accordance with military ballistic standards. The reception of our goggles in the marketplace confirms our team's ability to bring competitively priced and innovative protective gear to the market.

"We believe that our success in growing sales is based on the investments we are making in key personnel, aspirational athlete sponsorships, developing our sales and marketing teams, launching our expanding product categories and building our consumer brand globally. We have bolstered our global distribution network and added new top tier partners to our long-term distribution team. We have also added a new, in-house team of sales professionals for our expanding motorcycle and bicycle product lines. These investments have increased our expenditures in the short term, but we believe they are key to driving our growth in the future."

Founder and Chairman, Dr. Christopher Leatt, added, "The recent successful launch of our new, full range of Velocity goggles continues our long track record of creating, developing and comprehensively testing the highest quality safety and protective gear in the global sports industry. Our engineering and design teams made these goggles to the most stringent military specifications for quality and durability.  Developed to protect another critical area of a rider's anatomy, our googles were stylized for a sleek, appealing look, featuring a detachable nose piece and self-draining frames that accommodate nine different anti-fog lenses."

Financial Summary

Total revenues for the three-month period ended March 31, 2019 increased to $6.1 million, up 11%, compared to $5.5 million for the 2018 first quarter.

The increase in revenues for the first quarter was driven by a 99% increase in sales of other products, parts and accessories, a 9% increase in helmet sales, a 6% increase in body armor sales, that were partially offset by a 18% decrease in Neck brace sales.  Although neck brace sales were down slightly, they continue to generate a higher gross profit margin than our other product categories.

For the 2019 first quarter, gross profit was $2.9 million, or 47% of revenues, compared to $2.8 million, or 50% of revenues, for the 2018 first quarter.

First quarter income from operations was $15,338 compared to $191,210 for the first quarter of 2018.  The decrease is primarily due to costs associated with global marketing campaigns to support brand awareness.

Net income for the three months ended March 31, 2019 was $9,238, or $-0- per basic and diluted share, compared to $140,819, or $0.03 per basic and diluted share, for the same 2018 period. The decrease in net income for the first quarter of 2019 was due to increases in operating costs associated with marketing and advertising.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At March 31, 2019, the Company had cash and cash equivalents of $1.6 million, a current ratio of 2.5:1, and there was no long-term debt.

Business Outlook

Mr. Macdonald said, "We are now experiencing the best year in our history in terms of revenue so we are all excited about our future. While revenue in the U.S. in the first quarter of 2019 was softer than we hoped, the second quarter of 2019 is already showing promising results.  So we believe our overall strategy of bringing exceptional protective gear categories to a much wider group of riders is on point. Investments we are making are driving expenses higher in the short term, but we believe that these investments are necessary for building revenue growth and sustained profitability in the future.

"Our team is encouraged by continuing customer ordering patterns for our existing and new product categories both in the US and abroad. Our goal is to add one new product category each season to extend into new markets and grow our brand recognition globally. Sales of our new helmets increased in the first quarter year over year.  Our new helmets and our new Velocity goggle line, which we officially introduced in March, are uniquely designed products and an ideal medium for introducing new consumers to the Leatt brand. We were all excited to receive Descend Mountain Bike Product of the Month accolade for April."

Conference Call

The Company will host a conference call at 10:00 am ET on Monday, May 13, 2019, to discuss the 2019 first quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13690641.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the Company's new Goggle range on the Company's results of operation; likelihood that the Company will continue to expand its product lines and to benefit from global market acceptance of its branded products; the ability of the Company to derive financial benefit from its receipt of awards; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its ongoing strategy to diversify and extend its product line into new sports and markets; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Investor Relations
Investor-info@leatt.com
(917)-841-8371

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2019	December 31, 2018
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,555,676	$1,709,900
Short-term investments	58,233	58,232
Accounts receivable	2,569,519	2,049,331
Inventory	6,318,051	4,815,215
Payments in advance	389,328	473,286
Prepaid expenses and other current assets	611,332	1,247,233
Total current assets	11,502,139	10,353,197

Property and equipment, net	2,286,971	2,317,490
Operating lease right-of-use assets, net	458,001	-

Other Assets
Deposits	25,355	25,380
Intangible assets	40,309	40,466
Total other assets	65,664	65,846

Total Assets	$14,312,775	$12,736,533

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,908,605	$2,779,182
Operating lease liability, current	171,617	-
Income tax payable	48,337	70,258
Short term loan, net of finance charges	384,072	582,128
Total current liabilities	4,512,631	3,431,568

Deferred tax liabilities, net	170,900	170,900
Deferred Compensation	100,000	80,000
Operating lease liability, net of current portion	286,384	-

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,386,723 and 5,370,028 shares issued and outstanding	130,068	130,053
Additional paid - in capital	8,049,354	7,868,119
Accumulated other comprehensive loss	(610,996)	(609,303)
Retained earnings	1,671,434	1,662,196
Total stockholders' equity	9,242,860	9,054,065

Total Liabilities and Stockholders' Equity	$14,312,775	$12,736,533

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31
	2019	2018
	Unaudited	Unaudited

Revenues	$6,090,928	$5,502,542

Cost of Revenues	3,228,826	2,746,097

Gross Profit	2,862,102	2,756,445

Product Royalty Income	8,701	12,309

Operating Expenses
Salaries and wages	876,904	777,763
Commissions and consulting expenses	78,061	125,339
Professional fees	252,968	168,471
Advertising and marketing	563,994	504,162
Office lease and expenses	69,992	70,438
Research and development costs	340,096	323,280
Bad debt expense	16,521	9,767
General and administrative expenses	467,234	435,560
Depreciation	189,695	162,764
Total operating expenses	2,855,465	2,577,544

Income from Operations	15,338	191,210

Other Income (Expenses)
Interest and other income (expenses), net	(3,021)	(3,452)
Total other income (expenses)	(3,021)	(3,452)

Income Before Income Taxes	12,317	187,758

Income Taxes	3,079	46,939

Net Income Available to Common Shareholders	$9,238	$140,819

Net Income per Common Share
Basic	$-	$0.03
Diluted	$-	$0.03

Weighted Average Number of Common Shares Outstanding
Basic	5,380,747	5,366,382
Diluted	5,556,134	5,545,564

Comprehensive Income
Net Income	$9,238	$140,819
Other comprehensive income, net of $0 and $0 deferred
income taxes in 2019 and 2018
Foreign currency translation	(1,693)	58,232

Total Comprehensive Income	$7,545	$199,051

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

	2019	2018

Cash flows from operating activities
Net income	$9,238	$140,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	189,695	162,764
Stock-based compensation	166,250	150,332
Bad debts	14,087	6,503
Inventory reserve	1,000	16,522
(Increase) decrease in:
Accounts receivable	(534,275)	(242,407)
Inventory	(1,503,836)	(16,587)
Payments in advance	83,958	129,921
Prepaid expenses and other current assets	635,901	373,816
Income tax refunds receivable	-	46,939
Deposits	25	(336)
Increase (decrease) in:
Accounts payable and accrued expenses	1,129,423	(512,306)
Income taxes payable	(21,921)	-
Deferred compensation	20,000	-
Net cash provided by operating activities	189,545	255,980

Cash flows from investing activities
Capital expenditures	(160,353)	(201,157)
Increase in short-term investments, net	(1)	(4)
Net cash used in investing activities	(160,354)	(201,161)

Cash flows from financing activities
Issuance of common stock	15,000	-
Repayments of short-term loan, net	(198,056)	(172,804)
Net cash used in financing activities	(183,056)	(172,804)

Effect of exchange rates on cash and cash equivalents	(359)	45,673

Net decrease in cash and cash equivalents	(154,224)	(72,312)

Cash and cash equivalents - beginning of period	1,709,900	1,518,157

Cash and cash equivalents - end of period	$1,555,676	$1,445,845

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$5,449	$4,085
Cash paid for income taxes	$25,000	$-

Other non-cash investing and financing activities Common stock issued for services	$166,250	$150,332